Exhibit 99.1


     THE  QUIZNO'S  CORPORATION

     AREA  DIRECTOR  EQUITY  PARTICIPATION  RIGHTS  STOCK  OPTION  PLAN


          The  purposes  of  The  Quizno's  Corporation's Area Director Equity
Participation Rights Stock Option Plan (the "Plan") are to (i) enable The Quizno's Corporation (the "Company") to attract and retain qualified Area Directors throughout the world who will serve and advise the Company regarding the establishment of profitable franchises in their geographic areas of expertise, and (ii) furnish an incentive to Area Directors by making ownership in the Company available to them. Options granted under the Plan do not qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     ARTICLE  I

     Definitions

     For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the following meanings:

     "Area Director(s)" shall mean any person or persons, individual or an entity, who enters into an Area Director Agreement with Company and who is not an Affiliate of the Company as that term is defined in Rule 405 promulgated by the SEC under the Security Act of 1933, as amended.

        "Board"  shall  mean  the  Board  of  Directors of the Company.

        "Closing  Price,"  see  definition  in  "Fair  Market  Value."

        "Company"  shall  mean  The  Quizno's  Corporation.

     "Fair Market Value" of the Shares shall mean the average of the daily Closing Price, as defined below, per Share for the ten (10) consecutive trading days commencing fifteen (15) trading days before such date. For purposes hereof, "Closing Price" shall mean, with respect to each share of the Company's common stock for any day, (a) the last reported sale price or, in case no such sale takes place on such day, the average of the closing bid and asking price, in either case as reported on the principal national securities exchange on which the Shares are listed or admitted for trading or, (b) if the Shares are not listed or admitted for trading on national securities exchange, the last reported sale price, or in the case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Shares, in either case as reported on the Automatic Quotation System of NASDAQ or a similar service if NASDAQ is no longer reporting such information. If no such market exists for the Shares, and no such market has existed for the Shares for ninety (90) days or more, the Board shall make a good faith determination of the Fair Market Value.

     "Option" shall mean a right to purchase Shares granted pursuant to the Plan and evidenced by an option certificate or stock option agreement in such form as the Board may adopt for general use from time to time.

     "Optionee" shall mean an Area Director to whom an Option is granted pursuant to this Plan.

     "Plan"  shall mean The Quizno's Corporation Area Director Stock
     Option  Plan.

     "Shares" shall mean shares of the Company's common stock, par value $.001.

     "Stock Discount Rights" shall have the meaning given in Article
     III  below.

     "Warrants"  shall  have the meaning given in Article III below.


     ARTICLE  II

     Shares  Subject  to  the  Plan

     The aggregate number of Shares which may be delivered upon exercise of Options granted under the Plan shall not exceed 150,000, subject to appropriate adjustment in the event the number of issued Shares shall be increased or reduced by a change in par value, combination, split-up, merger, reclassification, distribution of a dividend payable in stock, or the like. Shares covered by Options which have lapsed or expired may, in the Board's discretion, again be made subject to grants pursuant to the Plan.


     ARTICLE  III

     Option  Grants

     1.  Grant  of  Options.   During the term of this Plan, Area
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         Directors  shall be granted Options at such times, upon such conditions and in such amounts as the management of the Company may determine from time to time (subject to appropriate adjustment in the event the number of issued Shares shall be increased or reduced by a change in par value, combination, split-up, merger, reclassification, distribution of a dividend payable in stock, or the like).

     2.  Types of Options.  There are two types of Options.  Stock
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         Discount  Rights  shall provide the recipient with the right to purchase up to the number of Shares covered by the Stock Discounts Rights at a 20% discount from the Closing Price per Share (not to
         exceed $1.20) for a period of seven business  days.    Warrants  shall
         provide the recipient with the right to purchase up to the number of Shares covered by the Warrant at the Closing Price per Share for a period of six months.

      3. Stock Option Agreement.  Each Option shall be evidenced by a
         ----------------------
         written instrument, in such form as the Board shall from time to time approve, which shall state the terms and conditions of the Option in accordance with the Plan and also shall contain such additional provisions as may be necessary or appropriate under applicable laws, regulations and rules.


     ARTICLE  IV

     Terms  of  Options

     1.  Exercise Price.  The Option exercise price per Share shall be
         --------------
         determined based upon the "Closing Price," as defined in Article I above, of a Share on the trading day immediately prior to the date the Option is granted or earned.

     2.  Transfer Restrictions.  Options shall be granted only to an
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         individual  who  is  an  Area  Director  or an owner of an Area
         Director. All Options shall be exercisable during an Optionee's lifetime only by such Optionee. Options shall not be transferable other than by will or the laws of descent and distribution. No Option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

      3. Vesting.  All Options granted shall vest and be exercisable
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         on such date  or  dates  as  management  of  the  Company  determines.

      4. Expiration.  All Options shall expire on a date determined by
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         management  of  the  Company,  in its sole discretion, not to exceed three (3) years from the grant date or, if an Optionee ceases to be an Area Director or owner of an Area Director for any reason, all Options held by such Optionee shall terminate no later than the 90th day after such termination.

      5. No Rights as Stockholder.  No Optionee shall have any rights
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         to  dividends  or  other  rights  of a stockholder of the Company prior to the purchase  of  such  Shares  upon  the  exercise of the Option.


     ARTICLE  V

     Delivery  of  Shares

     No Shares will be delivered upon exercise of an Option until the exercise price of the Option is paid in full (i) in cash, (ii) by the delivery to the Company of Shares with a Fair Market Value equal to the exercise price of the Option, (iii) by delivery of a combination of
     (i) and (ii) with an aggregate Fair Market Value equal to the exercise price or (iv) by delivery of an Option or Options to purchase Shares with a net aggregate value (i.e., the aggregate value of all Shares subject to the exercised Options less the aggregate exercise price of such Options) equal to the exercise price.

     Share certificates issued to Optionees upon exercise of Options may be issued subject to, and bear language limiting their transfer otherwise than in accordance with, the Plan and applicable state and federal law, including the then existing regulations under Section 16(b) of the Securities and Exchange Act of 1934, as amended.


     ARTICLE  VI

     Continuation  of  Service

     Neither this Plan nor the grant of any Option hereunder shall confer upon any Optionee the right to continue as an Area Director of the Company or obligate the Company retain the services of the Area Director for any period.


     ARTICLE  VII

     Fundamental  Transactions

     Merger,  Consolidation or Change of Control.  In connection with any
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     merger,  consolidation, change in control or similar reorganization, excluding a public offering ("Reorganization"), the Board may in its sole discretion:

     (a) Negotiate a binding agreement whereby any acquiring or successor corporation will assume each Option then outstanding or substitute an equivalent option;

     (b)   Accelerate  any  applicable  vesting  provisions;  or

     (c) Authorize cash payments to Optionees equal to the difference between the aggregate exercise price of each Option then outstanding irrespective of the Option's current exercisability and the Fair Market Value of the Shares covered by such Option. Any cash payment which the Company may be required to make pursuant to such Board authorization shall be made within sixty (60) days following such authorization and fully discharge any and all obligations the Company may have in connection with the Options. Notwithstanding the forgoing, the Board shall have no obligation to take any action with respect to any Option in connection with a Reorganization.


     ARTICLE  VIII

     Plan  Administration

     1.   Administration by Board.  The rules and criteria of the Plan
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          shall  be  fixed  and  administered by the management of the Company under the supervision of the Board. The Board shall be empowered, to prescribe, amend and rescind rules and regulations of general application relating to the operation  of  the  Plan  and  to  make all other determinations necessary or desirable  for  its  proper
          administration.   Decisions of the Board shall be final,
          conclusive and binding upon all parties, including the Company, the stockholders and the Area Directors.

      2.  Indemnification.    Neither  the Company, any subsidiary
          ---------------
          thereof, nor any director or officer thereof, nor the Board shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith. The Board and each of its members shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including reasonable attorneys' fees and costs) arising therefrom to the full extent permitted by law and under any directors and officers liability insurance coverage which may be in effect from time to time.


     ARTICLE  IX

     Amendment  and  Discontinuance

     The Board is authorized to make such changes in the Plan as it, in its sole discretion, deems necessary. The Board may at any time suspend or discontinue the Plan. No action of the Board or of the stockholders, however, shall alter or impair any Option theretofore granted under the Plan except as herein provided.


     ARTICLE  X

     Adjustments

     In the event of a stock dividend, stock split or other subdivision, consolidation, reorganization or similar change in the outstanding shares of Common Stock or capital structure of the Company (collectively, a "Stock Adjustment"), the following shall occur under the Plan: (i) the number of shares of Common Stock reserved or otherwise available under Article II for Options, and subject to outstanding Options, shall be adjusted proportionately (and automatically reduced by any fraction resulting from such adjustment); and (ii) the exercise price per share of outstanding Options shall be adjusted so that the aggregate exercise price payable pursuant to each outstanding Option after the Stock Adjustment shall equal the aggregate amount so payable prior to the Stock Adjustment. In the event of any dispute concerning such adjustment, the decision of the Board shall be conclusive. If a Stock Adjustment is made, the Board shall notify all Optionees of such adjustment within thirty (30) days of making such an adjustment, which notification shall state the adjusted number of shares of Common Stock for which a particular Option is exercisable.


     ARTICLE  XI

     Securities  Law  Compliance

     Management of the Company may impose any requirements on the grant of Options or exercise of Options granted hereunder, to assure that both the grant and exercise is either registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws, or that on exemption from such registration or qualification exists. If any state securities authority prevents the grant of the Options or exercise of the Options within such state, any affected Area Director may be precluded from participating in this Plan.


     ARTICLE  XII

     Miscellaneous

     1.  No Obligation or Entitlement.  It is expressly understood
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         that this Plan grants powers to the Board but does not require their exercise; nor shall any person, by reason of the adoption of this Plan, be deemed to be entitled to the grant of any Option; nor shall any rights be deemed to accrue under the Plan except as Options may actually be granted hereunder.

     2.  Other Grants.  The adoption of this Plan shall not preclude
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         the Board from granting options to purchase Shares to any person in connection with his or her service as an Area Director without reference to, and outside of, this Plan.

     3.  Expenses.  All expenses of the Plan, including the cost of
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         maintaining  records,  shall  be  borne  by  the  Company.


     ARTICLE  XIII

     Plan  Adoption  and  Term

     This Plan shall become effective upon the adoption by the Board, which occurred on December 4, 1997. This Plan shall continue in effect for ten years from the date of its approval by the Board. No Option may be granted hereunder after such ten-year period, but Options granted within such ten-year period may extend beyond the termination date of the Plan.